Exhibit 10.14

Contact:
Kenneth I. Sawyer
Chairman and Chief Executive Officer
Pharmaceutical Resources, Inc.
(914) 425-7100

FOR IMMEDIATE RELEASE


                         PHARMACEUTICAL RESOURCES, INC.
             ANNOUNCES SHAREHOLDERS APPROVE STRATEGIC ALLIANCE WITH
                                   MERCK KGaA

     Spring Valley, New York, June 26, 1998 -- Pharmaceutical Resources, Inc. (NYSE/PSE:PRX) announced today that its shareholders have approved the previously-announced strategic alliance with Merck KGaA, Darmstadt, Germany. Merck KGaA is a German pharmaceutical, laboratory and chemical company. Subject to the satisfaction of certain conditions, the closing of the transaction is expected to occur next week.

     At the Company's Annual Meeting of Shareholders held today, 62 % of the outstanding shares were voted in favor of the sale of 10,400,000 newly-issued shares to Lipha Americas, Inc. ("Lipha"), a subsidiary of Merck KGaA, and the issuance to Merck KGaA and another of its subsidiaries of five-year options to purchase an aggregate of 1,171,040 shares of the Company's common stock at an exercise price of $2 per share in exchange for consulting services to be provided to the Company. A total of 1% of outstanding shares voted against the stock sale and option issuance.

     Also at the Annual Meeting, shareholders elected all seven directors proposed by the Company's Board of Directors, including the four directors designated by Lipha. Under the stock purchase agreement signed on March 25, 1998, Lipha has the right to designate a majority of the Company's Board of Directors. Shareholders also voted to increase the number of authorized common shares from 60,000,000 to 90,000,000.

     Kenneth I. Sawyer, Chairman and Chief Executive Officer of the Company, commented "Today, the shareholders of the Company overwhelmingly approved our strategic alliance with Merck KGaA and endorsed our plan for the future. We look forward to closing the transaction shortly and are excited about working with Merck KGaA to build a profitable generic pharmaceutical company."

     Merck KGaA is a German specialty pharmaceutical, laboratory and chemical company with sales of $4.4 billion, and 29,000 employees in 47 countries worldwide. Its pharmaceutical sales of $2.5 billion consists mainly of ethicals, generics, contrastmedia and OTC products.

     Pharmaceutical Resources, Inc. is a holding company with subsidiaries that develop, manufacture and distribute generic pharmaceuticals products. PRI's principal subsidiary, Par Pharmaceutical, located in Spring Valley, New York, manufactures and distributes various dosage strengths of approximately 100 products.

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